Sunrise Solar Comments on SEC Suspension

SAN ANTONIO, TX — June 10, 2009 — On Friday, June 5, 2009, Sunrise Solar Corporation (OTCBB: SSLR) received an “Order of Suspension of Trading” from the Securities and Exchange Commission.  The effect of the order was a complete suspension of trading of the Company’s common stock prior to market open on June 5, 2009.  The order is in effect until 11:59pm on June 18th.

Per the Order, the SEC is concerned about “the accuracy of statements by Sunrise Solar Corporation in press releases to investors concerning, among other things, the company’s business prospects and agreements”.

At this time the Company has no knowledge as to any specific grievance of the SEC, nor has it received any subsequent communication from the SEC.  Once the Company receives additional information pertaining to the suspension it will be made available on the Company’s website.

The order can be found on the SEC website at:
http://www.sec.gov/litigation/suspensions.shtml

About Sunrise Solar Corporation
Sunrise Solar Corporation intends to commercialize and distribute cutting edge alternative solar energy technologies and equipment.  Sunrise also intends to capitalize on its institutional knowledge of emerging alternative energy technologies to develop comprehensive alternative energy plans.  Sunrise Solar common stock is traded under the symbol SSLR.  For more information please visit http://www.sunrisesolarcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Media Contacts:

Sunrise Solar Corporation
Eddie Austin ■ 210.881.0850